Exhibit 99.3

Creatd Announces Launch of New Rights Offering and Updated Expansion Plan to Sell Up to 20 Million Units at VWAP-Based Price Per Unit and $1.00 Warrant

August 25, 2022

●	The Company expects to issue up to 20 million Units priced at the VWAP of the trading days between the Company’s S-1 Effective Date and the Record Date.

●	Further details surrounding the Rights Offering can be found in the Executive Chairman’s recently published letter to investors.

●	Proceeds from the Rights Offering will be used to fuel the Company’s hyper Expansion Plan and expected to result in significant FY2023 growth, with revenue projections of up to $40MM.

NEW YORK, Aug. 25, 2022 /PRNewswire/ -- Creatd, Inc. (Nasdaq CM: CRTD) (“Creatd” or the “Company”), today announced that it will conduct a Rights Offering for the sale of up to 20 million Units (the “Rights Offering”). The Rights Offering will allow Creatd’s current and future holders of record of the Company’s securities to purchase Units (each, a “Unit”) to be issued by Creatd under the terms described in the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission (SEC) and as summarized below. In addition, the Company intends to file an 8-K of Creatd’s Founder and Executive Chairman’s letter to investors, published on Vocal, its creator platform.

Pursuant to the Rights Offering, the Company intends to distribute two subscription rights for each share of Common Stock or share which may be acquired via conversion or exercise of preferred stock, warrants, options, or convertible notes. Each subscription right entitles the holder to purchase up to one Unit, to be priced at the volume-weighted average price (VWAP) for the trading days between the S-1 Effective Date and the Record Date. Each Unit will consist of: (i) one share of Common Stock, (ii) one non-tradable 5-year Warrant with an exercise price of $1.00. The Company intends to distribute a maximum of 20 million Units. Proceeds will be used to finance the Company’s expansion plan, leading to an expected FY2023 gross revenue projection of up to $40MM.

Shareholders and holders of shares of preferred stock, warrants, options, and convertible notes must own the securities as of the record date to receive the dividend of the subscription rights when declared, including the $1.00 Warrant. Because the Company must register the Rights Offering with the SEC, the Record Date has not yet been set. Creatd will not process any subscriptions pursuant to the Rights Offering until the commencement of the subscription period.

There is no obligation of the holders of subscription rights to exercise their rights and there will be no obligation of the holders of Units to exercise their Warrants forming part of the Units.

The proposed Rights Offering will include an over-subscription privilege, which will entitle each rights holder that exercises in full its basic subscription rights to the right to purchase additional Units that remain unsubscribed. The Company is issuing a total of 20MM Units. The availability of basic subscription rights and over-subscription privilege will be subject to certain terms and conditions, including pro-rata adjustments (if any), to be set forth in the offering documents.

Creatd management, officers, directors, and employees (the “Insiders”) will have the right but not the obligation to participate in this Rights Offering on the same terms as the other equity holders, based on their respective ownership in the Company. Insiders shall also have the right but not the obligation to oversubscribe on the same terms as the other equity holders. The Rights Offering process allows for a fair and equitable means to raise capital, safeguarding the interests of retail and minority shareholders in particular.

The offering shall be made pursuant to the Company’s registration statement on Form S-1, which has not yet been declared effective by the SEC. The prospectus relating to and describing the terms of the Rights Offering has been filed with the SEC on August 25th and is available on the SEC’s website via the Company’s EDGAR page.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful. Any offer will be made only by means of a prospectus forming part of the registration statement.

The Company currently expects to use the proceeds from the offering to fund its expansion plan, with a particular focus on scaling its core technology and e-commerce businesses. For more information, please see Creatd’s newly updated expansion plan presentation and a letter to investors from Creatd’s Executive Chairman, Jeremy Frommer.

About Creatd

Creatd, Inc. (Nasdaq CM: CRTD) is a company with a mission to provide economic opportunities to creators and brands by multiplying the impact of platforms, people, and technology. The Company has four main business segments, or ‘pillars’: Creatd Labs, Creatd Partners, Creatd Ventures, and Creatd Studios. Each pillar is characterized by a distinct revenue model, while operating on a shared-services structure and proprietary data collected from our multiple technology platforms. Creatd’s pillars work together to create a flywheel effect, supporting our core vision of creating a viable and safe ecosystem for all stakeholders in the creator economy.

Creatd: https://creatd.com;

Creatd IR: https://investors.creatd.com;

Vocal Platform: https://vocal.media;

Investor Relations Contact: ir@creatd.com

Forward-Looking Statements

Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings.

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